Exhibit 10.12

LyondellBasell Industries Medium Term Incentive Plan

1.	Objectives and Establishment of Plan

Effective as of the effective date of the Plan of Reorganization, LyondellBasell Industries N.V. (the “Company”), hereby establishes the LyondellBasell Industries Medium Term Incentive Plan (the “Plan”), for the purposes of

•

attracting, motivating, and retaining highly talented and competent individuals to serve as senior management and executive employees of the Company by providing competitive compensation opportunities similar to those of comparable companies;

•	aligning the interests of such senior management and executive employees with the creation of value for the Company’s shareholders; and

•

motivating senior management and executive employees to achieve excellent financial and operational results by (i) balancing rewards for short-term and long-term results and (ii) tying their incentive compensation to the performance of the Company as a whole.

The Company intends for the Plan to comply with applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, “Section 409A”) with respect to Participants who are U.S. taxpayers. As a “bonus program” within the meaning of Section 2510.3-2(c) of the Department of Labor Regulations, the Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended. For purposes of Section 162(m) of the Code, the Plan is in existence during a period that the Company is not a publicly held corporation within the meaning of Treasury Regulation § 1.162-27(f).

2.	Interpretation and Definitions

(a)	General.

(1)	Interpretation. Unless a clear contrary intention appears, for purposes of construction of this Plan and all related Plan Documents:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Plan Documents, and reference to a person in a particular capacity excludes such person in any other capacity;

(iii)	reference to any gender includes the other gender;

(iv)	reference to any Plan Document or any other agreement, document or instrument means the applicable Plan Document or such other agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; and

(v)	reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

(2)	Accounting Terms. In each Plan Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with generally accepted accounting principles.

(3)	Conflict in Plan Documents. If there is any conflict between any two or more Plan Documents, such Plan Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Plan Document dealing most specifically with the matter as to which there is a conflict shall prevail and control. If it cannot be determined which Plan Document deals most specifically with a matter as to which there is a conflict then the Plan shall prevail and control.

(4)	Conflict with Local Laws. To the extent not otherwise governed by mandatory provisions of the Code or securities laws of the United States, if there is a conflict between the Plan Documents and the local laws of a country applicable to a Participant, the local laws of such country shall prevail.

(b)	Definitions.

(1)	“Award” means the award granted to a Participant pursuant to the applicable terms, conditions and limitations set forth in this Plan document or Grant Letter or as otherwise established by the Company.

(2)	“Affiliate” shall have the meaning assigned to such term in the 2010 LTIP.

(3)	“Bankruptcy Proceeding” means that certain bankruptcy proceeding in the United States Bankruptcy Court for the Southern District of New York in which the Company is seeking or has sought to confirm a plan of reorganization (“Plan of Reorganization”).

(4)	“Board” means the Supervisory Board of the Company.

(5)	“Cause” shall have the meaning assigned to such term in the 2010 LTIP.

(6)	“Change of Control” shall have the meaning assigned to such term in the 2010 LTIP.

(7)	“Code” means the Internal Revenue Code of 1986, as amended. Reference to the Code shall be deemed to include any regulations or other interpretive guidance.

(8)	“Committee” means the Remuneration Committee or Compensation Committee of the Board, or its delegate.

(9)	“Common Stock” means the Class A common stock of LyondellBasell Industries N.V., par value €0.04 per share.

(10)	“Company” means LyondellBasell Industries N.V., and any successor entity.

(11)	“Date of Termination” means the date on which a Participant ceases to be an Employee.

(12)	“Disability” means a permanent and total disability as defined in the applicable long-term disability plan of the Participating Employer. “Disabled” has the correlative meaning.

(13)	“Eligible Employee” means an Employee who is (i) designated as an executive of the Company or (ii) employed in a position designated as an M-Level position.

(14)	“Employee” means an individual employed by a Participating Employer, including any such individual who is assigned to work for a joint venture with a Subsidiary or Affiliate.

(15)	“Grant Date” means the date on which an Award is made, as designated by the Committee and set forth in the Grant Letter. In no event shall the Grant Date be a date that is during the Bankruptcy Proceeding prior to the effective date of the Plan of Reorganization.

(16)	“Grant Letter” means the written document by means of which the Committee informs a Participant of his Award.

(17)	“MTI Target” means the projected target value of an Award designated in the Grant Letter, as established by the Committee in a manner consistent with the terms of Appendix A.

(18)	“Participant” means an Employee who has been designated as a participant pursuant to Section 4 or a former Employee who still holds an outstanding Award.

(19)	“Participating Employer” means the Company, together with any Subsidiaries or Affiliates of the Company whose Employees are included in the Plan upon authorization of the Committee.

(20)	“Performance Cycle” means the three-calendar-year period beginning on January 1 of the year in which the Grant Date occurs and ending on December 31 in the third calendar year after the Grant Date.

(21)	“Performance Measures” means the performance measures designated by the Committee, in its sole discretion, as further described in Appendix A.

(22)	“Plan” means the LyondellBasell Industries Medium Term Incentive Plan, as set forth herein and as hereafter amended.

(23)	“Plan Document” means this Plan, any administrative procedures that may from time to time be adopted by the Committee (including Appendix A), and any other document defining the rights and liabilities of a Participant, including the Grant Letter applicable to such Participant.

(24)	“Plan of Reorganization” means the Joint Chapter 11 Plan of Reorganization for the LyondellBasell Debtors under Section 1121(a) of the United States Code.

(25)	“Retirement” means a Participant’s voluntarily initiated termination of service on or after the earliest of (i) age 65, (ii) age 55 with 10 years of participation service credited under the qualified defined benefit pension plan maintained by the Company or a Subsidiary or an Affiliate in which the Participant is eligible to participate, (iii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or (iv) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).

(26)	“Salary” means the annualized base rate of pay of a Participant as of the payroll period immediately preceding the Grant Date for a Performance Cycle, or, for an individual who is hired as an Eligible Employee and designated as a Participant after the Grant Date for a Performance Cycle, such Participant’s annualized base rate of pay as of his date of hire; provided, however that solely for the first Awards made under this Plan in connection with confirmation of the Plan of Reorganization, Salary shall mean the annualized base rate of pay of a Participant as of March 31, 2010.

(27)	“Subsidiary” shall have the meaning assigned to such term in the 2010 LTIP.

(28)	“2010 LTIP” means the LyondellBasell Industries 2010 Long-Term Incentive Plan, as amended from time to time.

3.	Administration of the Plan

(a)	The Plan shall be administered by the Committee.

(b)	The Committee may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and for the proper administration of the Plan.

(c)	The Committee’s interpretation and construction of the provisions of the Plan and rules and regulations adopted by the Committee shall be final. No member of the Committee or the Board or their delegates shall be liable for any action taken, or determination made, in respect of the Plan in good faith. Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated and administered with respect to U.S. taxpayers in a manner consistent with Section 409A.

(d)	The members of the Committee may retain counsel, employ agents, and provide for such clerical, accounting and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan as they, in their sole discretion, shall decide. Each member of the Committee and each member of the Board shall be fully justified in relying upon or acting in good faith upon any opinion, report, or information furnished in connection with the Plan by any accountant, counsel, or other specialist so retained (including financial officers of the Company, whether or not such persons are Participants in the Plan).

4.	Eligibility and Participation

The Committee in its sole discretion shall designate Eligible Employees to be Participants by granting Awards under this Plan. The Committee may grant an Award to an individual whom it expects to become an Employee within the following six months, with the Award subject to the individual’s actually becoming an Employee within that time, and subject to other terms and conditions the Committee establishes. The granting of an Award under the terms of this Plan does not confer any right to any future Award.

5.	Awards

Each Award granted hereunder shall be described in a Grant Letter, which shall designate (i) the Grant Date and (ii) the MTI Target applicable to the Participant, as determined by the Committee in a manner consistent with the terms of Appendix A.

6.	Payment of Awards

(a)

Except with respect to payment of Awards following a Change of Control as described in Section 6(b), Awards will be paid in a single lump-sum payment on March 31st following the end of the Performance Cycle.

(b)	Subject to Section 7(b) hereof, following a Change of Control that satisfies the requirements of Section 409A(a)(2)(A)(v) of the Code and Section 1.409A-3(i)(5) of the Treasury Regulations, Awards shall become payable to the Participant as if the Change of Control date occurred at the end of the applicable Performance Cycle and as if the target performance level was reached on that date. Awards payable under this Section 6(b) shall be paid within thirty (30) days after the date the Change of Control occurs.

(c)	Notwithstanding any provision of this Plan to the contrary, if the Participant who is a U.S. taxpayer is treated as a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination, then any amounts or benefits which are payable under this Plan upon the Participant’s “separation from service” within the meaning of Section 409A which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such separation from service shall be paid on the fifteenth business day next following the earlier of (1) the expiration of six months from the date of the Participant’s termination or (2) the Participant’s death.

(d)	The Committee, in its sole discretion, shall determine whether an Award shall be settled in (1) cash or (2) shares of Common Stock; provided, however, that any payment in shares of Common Stock shall be subject to and consistent with the terms of the 2010 LTIP with respect to the authorization and valuation of shares of Common Stock, and no Award may be paid in Common Stock if it results in the number of shares of Common Stock subject to outstanding Awards to exceed the number of shares of Common Stock authorized under the 2010 LTIP.

(e)	For Participants who are not paid on a U.S. Dollar payroll, the currency exchange rate for calculating an MTI Target shall be determined using the published intercompany exchange rate in effect on the first day of the Performance Cycle. The currency exchange rate for calculating an amount to be paid with respect to an Award shall be determined using the published intercompany exchange rate in effect for the month in which the payment is to be made; provided that if such rate has not been determined at the time the payment is processed, the currency exchange rate shall be determined by using the published intercompany exchange rate for the prior month.

(f)	Grants of Awards and payments of Awards made to expatriate Employees will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Employee’s home country relevant to the expatriate Employee’s domestic circumstances.

7.	Vesting and Forfeiture

(a)	Each Participant shall become fully vested in an Award in accordance with the terms of the applicable Grant Letter. Unless Section 7(b) or Section 7(d) applies, the Award shall be forfeited if the Participant is not employed by a Participating Employer on the date the Committee certifies the Earned Percentage for such Award in accordance with Appendix A.

(b)	Notwithstanding any provision of the Plan Documents to the contrary, the Participant shall become vested in a pro-rated portion of his Award calculated in accordance with Section 7(c) upon the earliest of:

(1)	The date on which the Participant becomes Disabled;

(2)	The Participant’s Date of Termination due to Retirement, death or involuntary termination not for Cause; or

(3)	The date of a Change of Control that occurs while a Participant is an Eligible Employee.

Payment of an Award that has vested pursuant to this Section 7(b) shall be made at the time specified in Section 6(a) or 6(b), as applicable.

(c)	The portion of the Award that vests during a Performance Cycle in accordance with Section 7(b) shall be determined by multiplying the amount payable based on the attainment of Performance Measures with respect to such Award by a fraction, the numerator of which shall be the number of whole calendar months of the Participant’s employment in such Performance Cycle ending on the earliest of the date of Disability, Date of Termination or Change of Control, as applicable, and the denominator of which shall be the number of whole calendar months in the Performance Cycle. For purposes of this Section 7(c), partial service in a calendar month shall be considered service for the whole calendar month.

(d)	Notwithstanding the foregoing, in the event a Participant: (1) takes a leave of absence from the Company for personal reasons or as a result of entry into the Armed Forces of the United States, or (2) terminates employment for reasons which, in the judgment of the Committee, are deemed to be special circumstances, the Committee may consider such circumstances and may take such action (to the extent consistent with Section 409A) as it may deem appropriate under the circumstances, including extending the rights of a Participant to continue participation in the Plan beyond his Date of Termination; provided, however, that in no event may participation be extended beyond the term of the Performance Cycle in question.

(e)	Notwithstanding the foregoing, if the entity that is deemed to be the plan sponsor with respect to this Award is or becomes a “nonqualified entity” (within the meaning of Section 457A(b) of the Code and applicable guidance thereunder), the provisions of Sections 7(b), 7(c) and 7(d) shall not apply with respect to any Participant who is a U.S. taxpayer if and to the extent such provisions would cause any amounts payable hereunder to be subject to Section 457A of the Code.

(f)	For all purposes of this Plan, involuntary termination not for cause does not include the Participant’s voluntary termination of employment pursuant to a voluntary separation plan of a Participating Employer.

8.	Offsets for Certain Other Incentive Payments

The Company reserves the right to offset from payment of any Award any amount paid or owed to an eligible employee through an incentive program, scheme, arrangement, or other plan required by law, regulation, custom, contract or agreement, other than payments made under the 2010 LTIP, as amended, or the annual short-term incentive program for employees of the Company and its Subsidiaries or Affiliates.

9.	Tax Withholding

The Company shall have the right to deduct from all amounts hereunder paid, any federal, state, local, or other taxes required by law to be withheld with respect to such payments.

10.	Amendment or Discontinuance

Except as otherwise provided in this Section 8, the Company may (a) amend, suspend or discontinue the Plan, in whole or in part, and (b) amend or suspend Appendix A. Any such amendment may be made effective with respect to any Performance Cycle and with respect to any Awards which, as of the date of the amendment, are earned but have not become payable. The Company is not required to obtain the consent of any Participant in order for any such amendment, suspension or termination to be effective.

Notwithstanding the foregoing, neither the Plan nor Appendix A shall be amended or terminated in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A with respect to U.S. taxpayers, to the extent applicable, and, further, the provisions of any purported amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan.

11.	Recapitalization Merger and Consolidation

The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company or those entities holding membership interests in the Company to make or authorize any or all adjustments, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or the dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.	General Provisions

(a)	Awards shall be nontransferable and nonassignable, except that any such Awards may be transferred by testamentary instrument or by the laws of descent and distribution.

(b)	The establishment of the Plan shall not confer any legal rights upon any Employee or other person to continued employment, nor shall it interfere with the right of any Participating Employer (which right is hereby reserved) to discharge any Employee and to treat him without regard to the effect which that treatment might have upon him as a Participant or potential Participant.

(c)	Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to receive an Award or any other rights except otherwise specifically provided herein.

(d)	The governing law applicable to this Plan shall be determined as follows:

(1)	For Participants Paid on a U.S. Dollar Payroll: For Participants who are paid on a U.S. Dollar payroll, this Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, and construed and enforced according to, the laws of the State of Texas.

(2)	For Participants Paid other than on a U.S. Dollar Payroll: For Participants who are paid other than on a U.S. Dollar payroll, this Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or securities laws of the United States, shall be governed by, and construed and enforced according to, the laws of the country in which the Participant is employed.

(e)	The Company reserves the right to offset from payment of any Award any debt, obligation, or other liability representing an amount owed by the Participant to the Company or a Subsidiary or Affiliate.

(f)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

(g)	The Plan shall be unfunded. Neither the Company, any Participating Employer, the Committee, nor the Board shall be required to segregate any assets or secure any liability that may at any time exist under the Plan.

13.	Section 409A of the Code

It is intended that the provisions of this Plan satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Plan be operated in a manner consistent with such requirements to the extent applicable.

For purposes of Section 409A of the Code, the time of settlement under Section 6(b) hereof is upon a change in control event within the meaning of Section 1.409A-3(a)(5) of the Treasury Regulations and (i) if the Participant has vested pursuant to Section 7(b), the time of settlement in Section 6(a) hereof constitutes a specified time within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations, and (ii) if the Participant has vested pursuant to Section 6(a), the time of settlement in Section 6(a) hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations.

APPENDIX A

Administrative Procedures

1.	MTI Targets

(a)	Designation of MTI Target. On or before the effective date of the Plan of Reorganization and on or before March 30 of each succeeding Performance Cycle, the Committee shall provide to each Participant a Grant Letter that sets forth (a) the Grant Date and (b) the MTI Target applicable to such Participant; provided that if an individual is hired as an Eligible Employee and designated as a Participant in this Plan after the Grant Date for a Performance Cycle, the Committee shall provide to such Grant Letter to such Participant as soon as practicable following such Participant’s date of hire. In no event shall the Grant Date be a date that is prior to the effective date of the Plan of Reorganization.

(b)	MTI Target. The MTI Target shall be a projected amount based on a percentage of the Participant’s Salary (denominated in United States dollars and subject to the inter-Company exchange rate in effect as of the Grant Date) that may be payable to the Participant in satisfaction of the Award if the Committee determines and certifies that all applicable Performance Measures established by the Committee for the applicable Performance Cycle have been achieved.

2.	Performance Measures

(a)	On or before the effective date of the Plan of Reorganization and on or before March 30 for each succeeding Performance Cycle, the Committee shall establish the Performance Measures that will be used to assess the Company’s performance during such Performance Cycle. These Performance Measures may include the percentage change in (i) return on assets during the Performance Cycle for the Company compared to peer companies (considering relative change, market conditions and special circumstances applicable to the Company and its peers) (the “Return on Assets”) and (ii) cost improvements over the Performance Cycle and improvement in the Company’s position in cost benchmarks (considering size of achievement, success in cost improvement initiatives, market conditions, and special circumstances applicable to the company) (the “Cost Improvements”).

(b)	For the first Performance Cycle, the Performance Measures shall be weighted as follows:

Performance Measure	Relative Weight
Return on Assets	67%
Cost Improvements	33%

(c)	On or before March 30 for each subsequent Performance Cycle, the Committee, in its sole discretion, shall determine, and communicate in writing to Participants, the relative weight of each Performance Measure.

3.	Determination of Award

Following the close of each Performance Cycle, the Committee shall determine and certify the percentage of the MTI Target that has been earned during that Performance Cycle (the “Earned Percentage”). The amount of a Participant’s Award shall be calculated by multiplying the Earned Percentage by the MTI Target designated in the applicable Grant Letter.

The Earned Percentage shall not exceed 200 percent.

Notwithstanding the foregoing, the Earned Percentage shall be deemed to be zero and no Award shall be payable if the Committee determines that during the course of the applicable Performance Cycle the Participant has engaged in actions that are materially detrimental to the Company or its Subsidiary or Affiliate.

In the event of a Change of Control, the Earned Percentage shall be calculated by reference to the attainment of Performance Measures as of the close of the last quarter ending on or before the Change of Control.

4.	Adjustment for Individual Performance

The Committee may adjust an individual Participant’s Earned Percentage to account for the Participant’s performance during the Performance Cycle.